                                                                  Exhibit 99.5

REPUBLIC
INDUSTRIES

                                                 450 East Las Olas Boulevard
                                                 Suite 1200
                                                 Fort Lauderdale, Florida 33301
                                                 954-713-5200





FOR IMMEDIATE RELEASE                                     CONTACT: JIM DONAHUE
                                                                (954) 713-5208


       REPUBLIC INDUSTRIES TO ACQUIRE AUTO DEALERSHIPS IN COLORADO, TEXAS


         Fort Lauderdale, Florida (March 12, 1997) -- Republic Industries, Inc. (NASDAQ:RWIN) announced today that it has signed definitive agreements to acquire The Chesrown Automotive Group and Bankston Enterprises for $104 million in Republic common stock. Each transaction is being accounted for as a pooling of interests, and includes the related real estate.

         Chesrown owns and operates Chevrolet, Geo, Ford, Kia, Dodge, Lincoln-Mercury, and Mazda dealerships in the Denver and Boulder, Colorado areas. Bankston owns and operates Lincoln-Mercury, Saab, Ford, and Nissan dealerships in the Dallas, Texas area.

         Steven R. Berrard, President and Co-Chief Executive Officer of Republic, said, "Both The Chesrown Automotive Group and Bankston Enterprises are well known and respected in their markets. We are very pleased that these two strong dealerships have chosen to join the rapidly expanding Republic team."

         Marshall Chesrown, President of The Chesrown Automotive Group, said, "We believe that Republic's strategy for the new and used car businesses represents the future of automotive retailing. We are excited to be a part of Republic's vision and strategic direction for the future."

         Jimmy Bankston, President of Bankston Enterprises, said, "We are proud to be associated with Republic. We each share a strong commitment to customer satisfaction and we are looking forward to working with Republic to improve automotive retailing."

         Both Marshall Chesrown and Jimmy Bankston have entered into long-term employment agreements with Republic and will continue in their roles at their respective dealerships. The transactions are subject to customary closing conditions, including governmental and manufacturer approvals.

         Republic is a diversified holding company with subsidiaries operating in the solid waste services, electronic security services, automotive rental, and automotive retailing industries.

                                       ###